UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25
                                                  SEC FILE NUMBER
                   NOTIFICATION OF LATE FILING         0-5108

(Check one):
[]Form 10-K  []Form 20-F  [X]Form 11-K  []Form 10-Q  []Form N-SAR

     For Period Ended:  December 31, 1996
                        ----------------------------
    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
    For the Transition Period Ended:
                                     ---------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I   REGISTRANT INFORMATION

     Wendover Funding, Inc. Employees' Savings Plus and Profit
     Sharing Plan
     State Street Corporation
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Full Name of Registrant


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Former Name if Applicable

     State Street Corporation
     225 Franklin Street
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Address of Principal Executive Office (Street and Number)

    Boston, Massachusetts 02110
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due
[X] date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III   NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Wendover Funding, Inc. was an indirect, wholly-owned subsidiary of State Street Corporation until June 1, 1997. The Wendover Funding, Inc. Employees' Savings Plus and Profit Sharing Plan (the "Registrant") (which at December 31, 1996 permitted investment in the common stock of State Street Corporation, the then-employer of the Plan participants), hereby seeks relief pursuant to Rule 12b-25(b) from filing Registrant's Form 11-K for the Plan for the period ended December 31, 1996 ("11-K"), which 11-K cannot be filed on June 30, 1997, the prescribed due date for the 11-K, without unreasonable effort and expense because asset conversion in the beginning of the fourth quarter resulted in a need to gather information from two administrators to complete audit. The 11-K will be filed on or before the fifteenth calendar day following June 30, 1997.

PART IV   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Evalyn Lipton Fishbein          617           664-3507
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              (Name)             (Area Code)  (Telephone Number)

(2)  Have all other periodic reports required
     under Section 13 or 15(d) of the Securities
     Exchange Act of 1934 or Section 30 of the
     Investment Company Act of 1940 during the
     preceding 12 months or for such shorter period
     that the registrant was required to file such
     report(s) been filed?  If answer is no,      [X] Yes  [] No
     identify report(s).

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(3)  Is it anticipated that any significant change
     in results of operations from the corresponding
     period for the last fiscal year will be reflected
     by the earnings statements to be included in
     the subject report or portion thereof?        [] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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     Wendover Funding, Inc. Employees' Savings Plus and Profit
     Sharing Plan
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            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 25, 1997           By:  /s/John T. Kammerer
      -----------------------      -----------------------------
                                    Executive Vice President and
                                    Chief Financail Officer
                                    Wendover Funding, Inc.